Exhibit 10.1

September 15, 2023

Mr. Mark C. Hanna

444 Ott Street

Harrisonburg, Virginia 22901

Dear Mr. Hanna,

On behalf of The Bank of Glen Burnie and the Board of Directors, it is my pleasure to offer you the position of Executive Vice President, reporting to John D. Long, President/CEO starting October 2, 2023. Effective October 16, 2023, you will be elevated to the position of President/CEO of The Bank of Glen Burnie and Glen Burnie Bancorp reporting to the Chairman of the Board. This position has an annual salary of $258,000.00, which will be paid to you on a bi-weekly basis (less withheld taxes as required by law and such other amounts as you authorize in writing to be deducted).

The bonus plan for 2024 and beyond, should such a plan exist, is based upon the goals and objectives agreed to in the performance development planning process with the Board of Directors.

Merit increases with The Bank of Glen Burnie are implemented on a common date in December of each year for Senior Management. Evaluations and merit increases are predicated upon performance during the preceding fiscal year. Your first performance evaluation will be on December 1, 2024.

In addition, you will also receive the following:

•	Car allowance of $350.00 per month,
•	Paid moving company expense.
•	Four (4) weeks of Annual Leave (pro-rated for this year)
•	Housing expense paid for 2 months for family amount subject to Board approval.
•	Corporate Credit Card

As a full-time salaried employee, you are eligible to participate in the following plans: Medical, Dental, Vision, Short-Term, Long-Term Disability, 401(k)/Profit Sharing, 3% Safe Harbor Contribution, Group Term Life, Accidental Death and Dismemberment, Flexible Spending Account and Annual Leave. Details of these plans will be communicated to you in the orientation packet.

Your employment with The Bank of Glen Burnie is at-will and either party can terminate the relationship at any time with or without notice. You acknowledge that this offer letter represents the entire agreement between you and The Bank of Glen Burnie. This offer letter does not constitute a contract of employment for any period of time and constitutes the full commitment that has been extended to you. Should you have any questions please contact me at 410-768-8858.

The skills and knowledge you will bring with you will be a definite asset to our organization. We look forward to having you join the Bank.

If you are in agreement with the above outline, kindly indicate your understanding and acceptance of our offer by signing below and returning a copy in the enclosed envelope within seven (7) days of receipt.

Sincerely,

/s/

John Demyan

Chairman of the Board

I agree to the terms of the employment above.

/s/
Mark Hanna

9/15/2023
Date

Employment Date